EXHIBIT 16

June 4, 2003

Securities and Exchange Commission

450 Fifth St., N.W.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Schmitt Industries, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K report dated May 30, 2003.  We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Portland, Oregon